This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but the preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158196

Subject to completion, dated May 20, 2009

Preliminary Prospectus Supplement

(To Prospectus dated April 28, 2009)

$200,000,000

    % Senior Subordinated Convertible Notes due 2015

Interest payable January 1 and July 1

Issue Price:       %

We are offering $200,000,000 of our       % Senior Subordinated Convertible Notes due 2015 (the “convertible notes”). The convertible notes will bear interest at a rate of       % per year, payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2010. The convertible notes will mature on July 1, 2015, unless earlier repurchased or converted.

Holders may convert their convertible notes into shares of our common stock at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date.

The conversion rate will initially be              shares of common stock per $1,000 principal amount of convertible notes (equivalent to a conversion price of approximately $             per share of common stock). The conversion rate will be subject to adjustment in some events as described in this prospectus supplement. In addition, in certain cases following a fundamental change, as described in this prospectus supplement, we will increase the conversion rate for a holder who elects to convert its convertible notes in connection with such fundamental change.

We may not redeem the convertible notes prior to the maturity date of the convertible notes. If we undergo a fundamental change, holders may require us to repurchase the convertible notes in whole or in part for cash at a price equal to 100% of the principal amount of the convertible notes to be purchased plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date.

The convertible notes will be our senior subordinated unsecured obligations and will be subordinated in right of payment to all of our existing and future senior debt, will rank equally in right of payment to all of our existing and future senior subordinated indebtedness and will rank senior in right of payment to all of our future subordinated indebtedness. Payment of principal and interest on the convertible notes will be structurally subordinated to the liabilities of our subsidiaries. The convertible notes also rank junior to our secured indebtedness, whether or not such indebtedness would otherwise constitute senior indebtedness.

The convertible notes will not be listed on any securities exchange. Currently there is no public market for the convertible notes.

Our common stock is listed on the New York Stock Exchange under the symbol “CTV.” The last reported sale price of our common stock on the New York Stock Exchange on May 19, 2009 was $25.37 per share.

Concurrently with this offering of convertible notes, under a separate prospectus supplement, we are offering 8,000,000 shares of common stock (or 9,200,000 shares if the over-allotment option is exercised in full). Neither offering will be contingent on the completion of the other.

Investing in our convertible notes involves risks. See “Risk factors” beginning on page S-13 of this prospectus supplement and the “Risk Factors” section beginning on page 12 of our annual report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Convertible Note	Total
Public Offering Price(1)%		$
Underwriting Discounts and Commissions	%	$
Proceeds, Before Expenses, to us	%	$

(1)	Plus accrued interest from May , 2009, if settlement occurs after that date.

We have granted the underwriters an option to purchase, within the 30-day period from the date of this prospectus supplement, up to an additional $30,000,000 aggregate principal amount of the convertible notes to cover over-allotments.

We expect to deliver the convertible notes to investors in registered book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream and the Euroclear system, on or about

May     , 2009.

Joint book-running managers

J.P. Morgan	Merrill Lynch & Co.	Wachovia Securities

Co-managers

Calyon Securities (USA) Inc.	Lazard Capital Markets	Mizuho Securities USA Inc.	Scotia Capital

May     , 2009

Prospectus Supplement

Prospectus

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information you should not rely on it. This document may only be used where it is legal to sell our securities. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

S-i

About this prospectus supplement

This prospectus supplement is a supplement to the accompanying prospectus, dated April 28, 2009, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our convertible notes. Both this prospectus supplement and the accompanying prospectus include important information about us, our convertible notes and other information you should know before investing in our convertible notes. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Before you invest in our convertible notes, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Where you can find more information.”

This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by us or other companies. All such trademarks, service marks and trade names are the property of their respective owners.

References in this prospectus supplement to “CommScope,” “the Company,” “we,” “us,” and “our” are to CommScope, Inc. and its subsidiaries. The term “you” refers to a prospective investor. Our principal executive offices are located at 1100 CommScope Place SE, Hickory, North Carolina 28602. Our phone number is (828) 324-2200.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy and information statements, and the information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov and on our website at www.commscope.com. Information on our website is not incorporated into this prospectus supplement by reference and should not be considered a part of this prospectus supplement. Our common stock is listed on the New York Stock Exchange (NYSE: CTV), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by other information that is included or incorporated by reference into this document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC, which contain important information about us:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the portions of our proxy statement for our 2009 annual meeting of stockholders incorporated by reference therein) filed on February 26, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed on April 28, 2009;

•	Our Current Reports on Form 8-K filed on January 21, 2009, February 13, 2009, February 18, 2009, March 3, 2009, March 13, 2009, March 20, 2009, March 25, 2009, April 15, 2009, and May 1, 2009; and

•	The description of our common stock set forth in our Registration Statement on Form 8-A, dated April 24, 1997, as amended.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with SEC rules) until the termination of the offering of the securities being made by this prospectus supplement. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and supersede, as appropriate, the information previously filed with the SEC.

We are not making an offer of these securities in any state where the offer is not permitted. For purposes of this prospectus supplement and the accompanying prospectus, any statement contained in a document incorporated or deemed to be incorporated herein or therein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated herein or therein by reference modifies or supersedes such statement contained in the previous document.

You may request a copy of these filings at no cost by writing or calling us at the following address or telephone number: CommScope, Inc., Attention: Investor Relations, 1100 CommScope Place SE, Hickory, NC 28602; telephone (828) 324-2200. The filings are also available on our website at www.commscope.com.

Forward-looking statements

Certain statements in this prospectus supplement, in the accompanying prospectus and in the documents that we incorporate by reference herein and therein that are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws and include but are not limited to those statements relating to our business position, plans, transition, outlook, revenues, earnings, margins, accretion, synergies and other financial items, restructuring plans, sales and earnings expectations, expected demand, cost and availability of key raw materials, internal production capacity and expansion, competitive pricing, relative market position and outlook. While we believe such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. These forward-looking statements are identified, in some cases, by the use of certain terms and phrases including but not limited to “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and the potential effect on customer pricing; the challenges of achieving anticipated cost-reduction synergies expected from the acquisition of Andrew Corporation (“Andrew”); the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; significant international operations and the impact of variability in foreign exchange rates; ability to integrate the CommScope and Andrew businesses; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew and maintaining compliance with debt covenants; capital structure changes; tax rate variability; realignment of global manufacturing capacity; delays or challenges related to removing, transporting or reinstalling equipment; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending litigations and proceedings; and regulatory changes affecting us or the industries we serve. These and other factors are discussed in greater detail in our periodic filings with the SEC. The information contained in this prospectus supplement represents our best judgment at the date of this prospectus supplement based on information currently available. However, we do not intend, and are not undertaking any duty or obligation, to update this information to reflect developments or information obtained after the date of this prospectus supplement.

Summary

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information about us and this offering. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk factors” in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein and therein, as well as our consolidated financial statements and the related notes thereto incorporated by reference herein, before making a decision to invest in our convertible notes.

The Company

CommScope, Inc. is a world leader in infrastructure solutions for communication networks. Backed by strong research and development, we combine technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Our business is organized into four segments: Antenna, Cable and Cabinet Group (“ACCG”); Enterprise; Broadband; and Wireless Network Solutions (“WNS”).

Our ACCG segment includes product offerings of primarily passive transmission devices for the wireless infrastructure market including base station antennas, coaxial cable and connectors and microwave antennas as well as secure environmental enclosures for electronic devices and equipment used by wireline and wireless providers. The ACCG segment is largely composed of product lines that were part of Andrew Corporation (“Andrew”), which we acquired on December 27, 2007. We are a global leader in radio frequency (“RF”) subsystem solutions for wireless networks. We are also a North American leader in developing and providing environmentally secure cabinets to integrate complex equipment for digital subscriber line and fiber-to-the-node deployments by telecommunication service providers.

Our Enterprise segment consists mainly of structured cabling systems for business enterprise applications and connectivity solutions for wired and wireless networks within organizations. The Enterprise segment also includes coaxial cable for various video and data applications that are not related to cable television. We are a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications.

Our Broadband segment consists mainly of coaxial cable, fiber optic cable and conduit for cable television system operators. These products support multi-channel video, voice and high-speed data services for residential and commercial customers using hybrid fiber coaxial architecture. We believe we are the premier manufacturer of coaxial cable for broadband cable television networks globally.

Our WNS segment consists of base station subsystems and core network products such as power amplifiers, filters, location-based systems, network optimization analysis systems and products and solutions that extend and enhance the coverage of wireless networks, such as RF repeaters and distributed antenna systems. Base station subsystems and RF products cover all of the major wireless standards and frequency bands and are sold individually or as part of integrated systems.

Recent developments

Over the past year, we have taken a number of actions to strengthen our balance sheet, improve our liquidity and enhance our financial flexibility. Most recently, in March 2009, we completed a private placement of $100 million in aggregate principal amount of our 3.50% convertible senior subordinated debentures due 2024 and used the proceeds, along with cash on hand, to fund the redemption of $175.5 million in aggregate principal amount of our 1% convertible senior subordinated debentures due 2024 (which, prior to our redemption notice, would have been subject to a put right by the holders of such debentures on March 20, 2009). In connection with this offering of convertible notes and our concurrent offering of common stock, as part of our plan to improve our liquidity and enhance our financial flexibility, we have received consents from the requisite lenders under our senior secured credit facilities to amend such credit facilities. Our senior secured credit facilities consist of a term loan in the original principal amount of $1.35 billion that matures on December 27, 2014 (the seven-year senior secured term loan), a term loan in the original principal amount of $750 million that matures on December 27, 2013 (the six-year senior secured term loan), and a $400 million revolving credit facility that matures on December 27, 2013. As of March 31, 2009, there was $1.10 billion outstanding under the seven-year senior secured term loan, $542.3 million outstanding under the six-year senior secured term loan, and $75.0 million outstanding under the revolving credit facility.

Our senior secured credit facilities require that we comply with two primary financial covenants: an interest coverage ratio for the preceding twelve months, which is tested at the end of each fiscal quarter, and a leverage ratio, with which we must comply at all times. As of the date hereof, the minimum interest coverage ratio and the maximum leverage ratio permitted under the senior secured credit facilities are both 3.75 to 1.0. Beginning with the quarter ending September 30, 2009, the minimum interest coverage ratio increases to 4.50 to 1.0 and the maximum leverage ratio decreases to 3.25 to 1.0. Beginning with the quarter ending September 30, 2010, the minimum interest coverage ratio increases further to 5.00 to 1.0 and the maximum leverage ratio decreases further to 2.50 to 1.0. The proposed amendment to the senior secured credit facilities contemplates that the September 30, 2009 increase in the minimum interest coverage ratio and decrease in the maximum leverage ratio will be postponed by a year, and instead take effect beginning with the quarter ending September 30, 2010. The subsequent adjustment to each ratio is also contemplated to be postponed by a year.

In addition, this amendment would further increase the letter of credit sublimit from $85 million to $125 million; increase the basket for letters of credit for a term of more than one year from $15 million to $25 million; increase the annual limit on asset sales from $20 million to $45 million; eliminate the requirement that 75% of the proceeds from each asset sale be in the form of cash; and permit up to $15 million of yearly asset sale proceeds to be in the form of non-cash proceeds.

It is a condition to the effectiveness of this amendment to our senior secured credit facilities that we make a pro rata prepayment of the term loans in an aggregate amount of $400 million. We intend to fund this prepayment with the net proceeds of this offering and our concurrent common stock offering and, to the extent necessary, from cash on hand.

After the closing of this offering, we currently intend to deliver a conversion termination notice to holders of our 3.50% convertible senior subordinated debentures. Pursuant to the indenture governing our 3.50% convertible senior subordinated debentures, we are permitted to terminate the holders’ right to convert in certain circumstances if the closing price, as reported on the NYSE, of a share of our common stock exceeds 150% of the conversion price for twenty trading days out of a thirty consecutive trading day period. The conversion termination notice will establish a conversion termination notice date after which the conversion rights of holders of our 3.50% convertible senior subordinated debentures will expire. Holders converting prior to the termination date are entitled to receive a make-whole payment. The make-whole payments may be made, at our election, in cash, additional shares of our common stock as determined pursuant to the indenture relating to our 3.50% convertible senior subordinated debentures, or a combination of the two.

Concurrent common stock offering

Concurrently with this convertible notes offering, under a separate prospectus supplement dated the date hereof, we are offering 8,000,000 shares (9,200,000 shares if the over-allotment option is exercised in full) of our common stock in an underwritten public offering (the “Common Stock Offering”). Neither offering is contingent on the completion of the other. We plan to use net proceeds from the Common Stock Offering and the net proceeds of this offering to repay a portion of the amounts outstanding under our senior secured credit facilities. To the extent that net proceeds from this offering and the concurrent Common Stock Offering exceed $400 million, we intend to use such excess proceeds for general corporate purposes, including the potential repayment of additional indebtedness under our senior secured credit facilities.

The foregoing description and other information regarding the Common Stock Offering is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any shares of our common stock included in the Common Stock Offering.

Summary condensed consolidated financial information

The following table sets forth our summary consolidated financial information. We derived the income statement and cash flow information for the years ended December 31, 2008, 2007 and 2006 from our audited financial statements incorporated by reference into this prospectus supplement. We derived the income statement and cash flow information for the three months ended March 31, 2009 and 2008, and the balance sheet information as of March 31, 2009, from our unaudited financial statements incorporated by reference into this prospectus supplement. The balance sheet information is presented on:

•	an actual basis;

•

an as adjusted basis to give effect to the sale of the convertible notes offered hereby (assuming no exercise of the underwriters’ over-allotment option for this offering) and the application of the net proceeds therefrom to the repayment of indebtedness as described under “Use of proceeds”; and

•

an as further adjusted basis to give further effect to (i) the concurrent Common Stock Offering (assuming an offering price of $25.37 per share, the last reported sale price of our common stock on the NYSE on May 19, 2009 and assuming no exercise of the underwriters’ over-allotment option for the Common Stock Offering) and the application of the net proceeds therefrom to the repayment of indebtedness as described under “Use of proceeds,” (ii) the application of an additional $12 million of cash on hand to the repayment of indebtedness and (iii) the delivery of a conversion termination notice to holders of our outstanding 3.50% senior subordinated convertible debentures due 2024 and certain transactions related thereto as described in footnote (1) to the table below.

The historical quarterly financial information presented below includes, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. You should read carefully the financial statements incorporated by reference into this prospectus supplement (including the notes to the financial statements) and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

	Three months ended March 31,		Year ended December 31,
(dollars in thousands, except for per share information)	2009	2008	2008	2007	2006

Results of Operations:
Net sales	$742,251	$1,005,094	$4,016,561	$1,930,763	$1,623,946
Gross profit	168,725	222,633	1,058,204	589,087	444,085
Restructuring costs	8,703	132	37,600	1,002	12,578
Goodwill and other intangible asset impairments	—	—	397,093	—	—
Operating income (loss)	9,031	27,777	(89,531)	286,543	158,584
Net interest income (expense)	(29,148)	(34,396)	(130,049)	13,872	3,787
Gain on OFS BrightWave, LLC note receivable	—	—	—	—	18,625
Net income (loss)	(20,522)	(11,049)	(228,522)	204,841	130,133

Earnings (Loss) Per Share Information:
Weighted average number of shares outstanding:
Basic	71,800	67,430	69,539	61,313	58,524
Diluted	71,800	67,430	69,539	74,674	72,266

Earnings (loss) per share:
Basic	$ (0.29)	$(0.16)	$(3.29)	$3.34	$2.22
Diluted	$ (0.29)	$(0.16)	$(3.29)	$2.78	$1.84

Other Information:
Net cash provided by operating activities	$85,364	$80,154	$361,921	$ 239,925	$ 118,824
Depreciation and amortization	50,003	56,674	218,602	49,507	55,557
Additions to property, plant and equipment	13,825	11,820	57,824	27,892	31,552

	As of March 31, 2009
(dollars in thousands)	Actual	As adjusted for this offering	As further adjusted for the Convertible Notes Offering and the 3.50% convertible debentures conversion right termination(1)

Balance Sheet Data:
Cash and cash equivalents	$ 290,753	$ 290,753	$ 278,587
Goodwill and intangible assets	1,793,859	1,793,859	1,793,859
Property, plant and equipment, net	448,962	448,962	448,962
Total assets	3,730,923	3,736,923	3,722,657
Working capital	920,529	920,529	908,363
Long-term debt, including current maturities	1,835,577	1,841,577	1,535,577
Stockholders’ equity	1,006,264	1,006,264	1,297,998

(1)	After the closing of this offering, we currently intend to deliver a conversion termination notice to holders of our 3.50% convertible senior subordinated debentures. For purposes of the “as further adjusted” amounts set forth below, we have assumed that all holders of the outstanding 3.50% convertible senior subordinated debentures elect to convert their 3.50% convertible senior subordinated debentures prior to the conversion right termination date, and that the make-whole payment payable in connection with such conversion will be payable entirely in common stock. As a consequence, we have assumed that we will issue 9,935,400 shares of our common stock in connection with conversion after the delivery of the conversion termination notice and an additional 500,000 shares of our common stock in conjunction with the make-whole payment. There can be no assurance as to the actual aggregate principal amount of our 3.50% convertible senior subordinated debentures that would be converted, or that the make-whole payment, which is payable in cash or common stock or both, will be paid entirely in common stock, or as to the number of shares to be issued if the make-whole payment is paid in whole or in part in common stock. To the extent our 3.50% convertible senior subordinated debentures are not converted, they will remain outstanding but will no longer be convertible into shares of our common stock. While we currently intend to issue the conversion termination notice following completion of the offering and the concurrent Common Stock Offering, we are not obligated to do so.

The offering

The summary below describes the principal terms of the convertible notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read this prospectus supplement and the accompanying prospectus before making an investment in the convertible notes. The “Description of notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the convertible notes. For purposes of this summary, references to the “Company,” “CommScope,” “we,” “us,” and “our” are to CommScope, Inc. and not to its subsidiaries.

Issuer	CommScope, Inc., a Delaware corporation.

Securities	$200,000,000 aggregate principal amount of % Senior Subordinated Convertible Notes due 2015 (plus up to an additional $30,000,000 aggregate principal of convertible notes to cover over-allotments).

Maturity	July 1, 2015, unless earlier repurchased or converted.

Issue Price	% plus accrued interest, if any, from May , 2009, if settlement occurs after that date.

Interest	% per year. Interest will accrue from May , 2009 and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning January 1, 2010.

Conversion Rights	Holders may convert their convertible notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, in multiples of $1,000 principal amount.

The conversion rate for the convertible notes is initially shares per $1,000 principal amount of convertible notes (equal to a conversion price of approximately $ per share of common stock), subject to adjustment as described in this prospectus supplement. See “Description of notes—General.”

In addition, following a “fundamental change” (as defined in this prospectus supplement under “Description of notes—Fundamental change permits holders to require us to purchase notes”), we will increase the conversion rate for a holder who elects to convert its convertible notes in connection with such fundamental change in certain circumstances as described under “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental changes.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a convertible note, except in limited circumstances. Instead, interest will be deemed paid by the shares of our common stock, together with any cash payment for any fractional share, into which a convertible note is convertible.

No Redemption at Our Option	We may not redeem the convertible notes prior to the maturity date of the convertible notes.

Fundamental Change	If we undergo a fundamental change, subject to certain conditions, you will have the option to require us to purchase all or any portion of your convertible notes for cash. The fundamental change purchase price will be 100% of the principal amount of the convertible notes to be purchased, plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date.

Ranking	The convertible notes will be our senior subordinated unsecured obligations and will be subordinated in right of payment to all of our existing and future senior debt, will rank equally in right of payment to all of our existing and future senior subordinated indebtedness and will rank senior in right of payment to all of our future subordinated indebtedness. Payment of principal and interest on the convertible notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The convertible notes also rank junior to our secured indebtedness, whether or not such indebtedness would otherwise constitute senior indebtedness.

At March 31, 2009, our indebtedness to which the convertible notes would have been contractually or effectively subordinated, including indebtedness of our subsidiaries, was approximately $1.74 billion, all of which represented secured indebtedness, and we had $298.3 million available to be borrowed under our revolving credit facility, which, if borrowed, would also be secured.

Only our senior indebtedness ranks senior in right of payment to the convertible notes pursuant to the provisions of the indenture. The convertible notes in all respects have the same rank in right of payment as all our other senior subordinated indebtedness, including our existing 3.50% Convertible Senior Subordinated Debentures due 2024, and rank senior in right of payment to any of our subordinated indebtedness.

The indenture governing the convertible notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $194.0 million (or approximately $223.2 million if the over-allotment option is exercised in full), after deducting estimated underwriting discounts and expenses related to this offering.

We intend to use the net proceeds from this offering, together with net proceeds from the concurrent Common Stock Offering, to repay

$400 million of the term loans under our senior secured credit facilities on a pro rata basis. To the extent that net proceeds from this offering and the concurrent Common Stock Offering exceed $400 million, we intend to use such excess proceeds for general corporate purposes, including the potential repayment of additional indebtedness under our senior secured credit facilities. Affiliates of certain of the underwriters are lenders under our senior secured credit facilities and will receive a portion of the net proceeds from this offering, which are being applied to repay such indebtedness. See “Use of proceeds” and “Underwriting.”

Book-entry Form	The convertible notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Investors may elect to hold interests in the convertible notes through DTC, Clearstream Banking Luxembourg S.A. or Euroclear Bank S.A./N.A. if they are participants of such systems, or indirectly through organizations that are participants in such systems. Beneficial interests in any of the convertible notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Convertible Notes	The convertible notes are new securities and there is currently no established market for the convertible notes. Accordingly, an active public trading market for the convertible notes may not develop and the market price and liquidity of the convertible notes may be adversely affected. The underwriters have advised us that they currently intend to make a market in the convertible notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the convertible notes without notice. We do not intend to apply for a listing of the convertible notes on any securities exchange or any automated dealer quotation system.

United States Federal Income and Estate Tax Consequences	For a discussion of certain United States federal income and estate tax consequences of the acquisition, holding, disposition and conversion of the convertible notes, and the holding and disposition of shares of our common stock, see “Certain United States federal income and estate tax considerations.”

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on The New York Stock Exchange under the symbol “CTV.”

Trustee, Paying Agent and Conversion Agent	U.S. Bank National Association.

Risk Factors	You should consider carefully all the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, and, in particular, you should evaluate the specific factors set forth under “Risk factors” beginning on page S-13 of this prospectus supplement, before deciding to invest in the convertible notes.

Risk factors

In addition to the risks discussed under “Forward-Looking Statements,” you should carefully consider the following risk factors, as well as the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before investing in our convertible notes. These risks and uncertainties have the potential to have a material adverse impact on our business, financial condition and results of operations.

Risks related to the Company

You should carefully consider the risk factors described in our annual report on Form 10-K for the year ended December 31, 2008 and our other periodic reports filed with the SEC and incorporated by reference in this prospectus supplement before making an investment in the convertible notes offered by this prospectus supplement and the accompanying prospectus. In addition, before making any investment decision, you should also carefully consider the other information we include and incorporate by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or the value of the convertible notes.

Risks related to the offering

The convertible notes will be unsecured and holders of senior indebtedness will be paid before holders of the convertible notes are paid.

The convertible notes are our unsecured senior subordinated obligations and the payment of the principal of and interest on the convertible notes is subordinated in right of payment to the prior payment in full of our existing and future senior indebtedness. The convertible notes also effectively rank junior to our secured indebtedness, whether or not such indebtedness would otherwise constitute senior indebtedness, and are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. At March 31, 2009, our indebtedness to which the convertible notes would have been contractually or effectively subordinated, including indebtedness of our subsidiaries, was approximately $1.74 billion, all of which represented secured indebtedness, and we had $298.3 million available to be borrowed under our revolving credit facility, which, if borrowed, would also be secured. The indenture governing the convertible notes does not limit the amount of debt that we or our subsidiaries may incur.

If we become bankrupt, liquidate, or dissolve, our assets would be available to pay obligations on the convertible notes only after our senior indebtedness has been paid. Our right to receive any assets of our subsidiaries upon their bankruptcy, liquidation or dissolution, and therefore the right of the holders of the convertible notes to participate in those assets, will be subordinated to the claims of our subsidiaries’ creditors, including trade creditors. We cannot assure you that there will be sufficient assets to pay amounts due on the convertible notes at maturity or if we become bankrupt, liquidate or dissolve.

If we fail to pay any of our senior indebtedness, we may make payments on the convertible notes only if we cure the default or the holders of the senior indebtedness waive the default.

The convertible notes are obligations exclusively of CommScope and not of our subsidiaries, and payment to holders of the convertible notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The convertible notes are not guaranteed by any of our subsidiaries. As a result, the indebtedness of our subsidiaries, which totaled approximately $13.5 million as of March 31, 2009, will rank effectively senior to the indebtedness represented by the convertible notes, to the extent of such subsidiaries’ assets. In addition, the indenture governing the convertible notes does not restrict the future incurrence of liabilities or issuances of preferred stock, including unsecured indebtedness or guarantees of indebtedness, by our subsidiaries.

We are a holding company and we depend on the cash flow of our subsidiaries to satisfy our obligations including our future obligations under the convertible notes.

Our subsidiaries conduct all of our operations and own all of our consolidated assets. Our subsidiaries are separate and distinct legal entities and have no obligation to pay amounts due on the convertible notes or to provide us with funds to satisfy our payment obligations. Therefore, our operating cash flow and our ability to service our debt, including the convertible notes, depends upon the operating cash flow of our subsidiaries and the payment of funds by them to us in the form of loans, dividends or otherwise. These payments may not be adequate to pay interest and principal on the convertible notes when due. In addition, the ability of our subsidiaries to make payments to us depends on applicable law and restrictions under current and future debt instruments. These debt instruments may include requirements to maintain minimum levels of working capital and other assets.

Recent developments in the convertible debt markets may adversely affect the market value of the convertible notes.

The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets. In response to this market instability, the SEC has proposed certain limitations on the ability of investors to effect short sales (including price tests and “circuit breakers” prohibiting short sales in certain circumstances), which could be adopted later this year. Other regulatory organizations may do the same. In certain circumstances, these limitations could make it difficult to execute the convertible arbitrage strategy that many convertible debt investors employ. Any governmental actions that interfere with the ability of convertible debt investors to effect short sales on underlying common stock could significantly affect the market value of the convertible notes.

The convertible notes do not contain restrictive financial covenants, and we may incur substantially more debt or take other actions that may affect our ability to satisfy our obligations under the convertible notes.

The indenture governing the convertible notes does not contain any financial or operating covenants or restrictions on the incurrence of indebtedness (including secured debt), the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the indenture governing the convertible notes does not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the convertible notes could have the effect of diminishing our ability to make payments on the convertible notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

Our failure to comply with the restrictions in our debt instruments could result in a default.

Our senior secured credit facilities contain covenants that restrict our ability and our subsidiaries’ ability to:

•	dispose of assets;

•	suffer or permit dissolution or liquidation;

•	incur or repay indebtedness;

•	incur liens on property or assets;

•	make acquisitions;

•	pay dividends;

•	enter into certain investments or transactions;

•	repurchase or redeem capital stock;

•	engage in mergers or consolidations; or

•	engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

Our compliance with our covenants in our senior secured credit facilities or other debt instruments in the future may be affected by events beyond our control. Our breach of or failure to comply with any of the covenants in our senior secured credit facilities could result in a default under the senior secured credit facilities. If we default under the senior secured credit facilities, the lenders could cause all of our outstanding indebtedness under that facility to become due and payable, require us to apply all of our available cash to repay the indebtedness or prevent us from making debt service payments on any other indebtedness we owe, including the convertible notes offered hereby. If the indebtedness under our senior secured credit facilities is accelerated, we may not have sufficient assets to repay amounts due.

Moreover, our senior secured credit facilities are secured by substantially all of our assets. Accordingly, in the event of a default by us under this facility, the lenders would have a first priority secured claim on these assets. In such event, our remaining assets may be insufficient to repay the convertible notes.

We may not have the ability to purchase the convertible notes upon a fundamental change, and our debt contains limitations on our ability to pay cash upon the repurchase of the convertible notes.

Holders of the convertible notes will have the right to require us to repurchase the convertible notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest including additional interest, if any, as described under “Description of notes—Fundamental change permits holders to require us to purchase notes.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered convertible notes. In addition, our current senior secured credit facilities do not permit us to repurchase the convertible notes. In addition, our ability to repurchase the convertible notes may be further limited by law, by regulatory authority or by the agreements governing any future indebtedness. Our failure to repurchase tendered convertible notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default or require a prepayment under, or result in the acceleration of the maturity or repurchase of, our existing or future indebtedness. The requirement that we offer to repurchase the convertible notes upon a fundamental change is limited to the transactions specified in the definition of a “fundamental change” under “Description of notes—Fundamental change permits holders to require us to purchase notes,” which definition differs from the definition of a “fundamental change” or “change of control” in the agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the convertible notes.

Holders of convertible notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.

Holders of convertible notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of convertible notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our restated certificate of incorporation or amended and restated bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the relevant conversion date, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The adjustment to the conversion rate for convertible notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your convertible notes as a result of such transaction.

If a fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for convertible notes converted in connection with such fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights—Adjustment to shares delivered upon a conversion upon a make-whole fundamental change.” The adjustment to the conversion rate for convertible notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your convertible notes as a result of such transaction.

Our obligation to increase the conversion rate upon the occurrence of a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the convertible notes may not be adjusted for all dilutive events.

The conversion rate of the convertible notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock or other equity securities for cash, that may adversely affect the trading price of the convertible notes or the common stock. An event that adversely affects the value of the convertible notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the convertible notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your convertible notes. However, the fundamental change provisions will not afford protection to holders of convertible notes in the event of other transactions that could adversely affect the convertible notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the convertible notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the convertible notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of convertible notes.

There is no public market for the convertible notes, which could limit their market price or your ability to sell them.

These convertible notes are a new issue of securities for which there currently is no trading market. As a result, a market may not develop for the convertible notes and you may not be able to sell your convertible notes. Any convertible notes that are traded after their initial issuance may trade at a discount from their initial offering price. Future trading prices of the convertible notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Accordingly, you may be required to bear the financial risk of an investment in the convertible notes for an indefinite period of time. We do not intend to apply for listing or quotation of the convertible notes on any securities exchange or automated quotation system. While the underwriters may make a market in the convertible notes they are not required to do so and consequently any market making with respect to the convertible notes may be discontinued at any time without notice. Even if the underwriters make a market in the convertible notes, the liquidity of such a market may be limited. See “Underwriting.”

Fluctuations in the price of our common stock may impact the price of the convertible notes and make them more difficult to resell.

The market price and volume of our common stock have been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding the industries in which we operate, our operations, business prospects or liquidity or this offering and the concurrent Common Stock Offering. During the period from January 1, 2008 to May 18, 2009, our common stock has fluctuated from a high of $56.50 per share to a low of $6.89 per share. In addition to the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, the price and volume volatility of our common stock may be affected by, without limitation:

•	changes in financial estimates by securities analysts, or our inability to meet or exceed securities analysts’ or investors’ estimates or expectations;

•	actual or anticipated sales of common stock by existing shareholders, whether in the market or in subsequent public offerings;

•	capital commitments;

•	additions or departures of key personnel;

•	developments in our business or in the telecommunications industry generally;

•	a prolonged downturn in the telecommunications industry;

•	general market conditions, such as interest or foreign exchange rates, commodity and equity prices, availability of credit, asset valuations, and volatility;

•	changes in global financial and economic markets;

•	armed conflict, war or terrorism;

•	regulatory changes affecting our industry generally or our business and operations;

•	changes in market valuations of other companies in our industry;

•	the operating and securities price performance of companies that investors consider to be comparable to us; and

•	announcements of strategic developments, acquisitions and other material events by us or our competitors.

The stock markets in general have experienced extreme volatility that has at times been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

Because the convertible notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of the convertible notes. Holders who receive common stock upon conversion of the convertible notes will also be subject to the risk of volatility and depressed prices of our common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the convertible notes.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. In the Common Stock Offering, we are offering up to 8,000,000 shares of common stock (9,200,000 shares of common stock if the over-allotment option is exercised in full). In addition, as discussed in “Summary—Recent Developments” above, after the closing of this offering, we currently intend to deliver a conversion termination notice to holders of our 3.50% convertible senior subordinated debentures due 2024, which we expect to result in the conversion of such debentures into shares of our common stock. In addition, we may issue additional shares of common stock in satisfaction of our make-whole obligations relating to our 3.50% convertible senior subordinated debentures. The issuance of additional shares of our common stock upon conversion of the convertible notes, in the Common Stock Offering or in connection with the delivery of a conversion termination notice to the holders of 3.50% convertible senior subordinated debentures, or other issuances of our common stock or convertible or other equity linked securities, including options, and warrants, or otherwise, will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of the convertible notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the convertible notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the convertible notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock as a result of this offering. The hedging or arbitrage could, in turn, affect the market price of the convertible notes.

If we initiate a cash dividend on our common stock, or if the conversion rate is (or fails to be) adjusted in other circumstances, a holder may be deemed to have received a taxable dividend without the receipt of any cash.

If we initiate a cash dividend on our common stock, an adjustment to the conversion rate may result, and a holder may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. In addition, if an adjustment is made to the conversion rate of the notes (or there is a failure to make such an adjustment), and the adjustment (or failure to make an adjustment) has the effect of increasing a holder’s proportionate interest in our assets or earnings, such holder may also be deemed to have received a taxable dividend without the receipt of any cash. If a holder is a non-U.S. holder (as defined in “Certain United States federal income and estate tax considerations”), such deemed dividend may be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain United States federal income and estate tax considerations.”

Ratio of earnings to fixed charges and deficiency in the coverage of earnings to fixed charges

The following table sets forth the ratio of earnings to fixed charges and deficiency in the coverage of earnings to fixed charges for each of the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and the three months ended March 31, 2009 and 2008. This table supersedes the information contained in the accompanying prospectus under the caption “Ratio of earnings to fixed charges and deficiency in the coverage of earnings to fixed charges.” We had no preferred stock outstanding for any of the periods presented.

	Year ended December 31,					Three months ended March 31,

(in thousands, except ratios)	2008(2)	2007	2006	2005	2004	2009	2008

Ratio of earnings to fixed charges(1)	—	25.76	14.98	6.85	—	—	—
Deficiency in the coverage of earnings to fixed charges(1)	$(236,445)	—	—	—	$(6,272)	$(30,147)	$(13,376)

(1)	In computing the ratio of earnings to fixed charges or deficiency in the coverage of earnings to fixed charges, earnings consist of income (loss) before income taxes, equity in losses of OFS BrightWave, LLC, net gain on OFS BrightWave, LLC transaction and gain on OFS BrightWave, LLC receivable, plus fixed charges and amortization of capitalized interest. Fixed charges consist of interest expense, amortization of capitalized expense related to indebtedness and an estimate of the interest component of rent expense under operating leases. Where earnings are inadequate to cover fixed charges, the deficiency is reported.

(2)	Excluding the non-cash goodwill and other intangible asset impairment charges of $397,093 (pre-tax) during the year ended December 31, 2008, the ratio of earnings to fixed charges for 2008 would be 2.00.

Common stock price range and dividends

Our common stock is listed on the New York Stock Exchange under the symbol “CTV.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE.

	Price range of common stock
	High	Low

2007
First Quarter	$43.79	$28.28
Second Quarter	59.82	41.90
Third Quarter	63.51	44.28
Fourth Quarter	54.13	37.21

2008
First Quarter	$49.90	$33.75
Second Quarter	56.50	34.85
Third Quarter	54.65	32.20
Fourth Quarter	34.88	7.35

2009
First Quarter	$17.90	$ 6.89
Second Quarter (through May 19, 2009)	27.82	10.79

The last reported sale price of our common stock on the New York Stock Exchange on May 19, 2009 was $25.37 per share. As of May 18, 2009, there were 72,612,576 shares of our common stock outstanding.

We have never declared or paid any cash dividends on our common stock. We do not currently intend to pay cash dividends in the foreseeable future, but intend to reinvest earnings in our business. Our senior secured credit facilities contain limits on our ability to pay cash dividends on our common stock. Any determination as to payment of dividends paid on our common stock will be made by our board of directors based on our financial condition, our results of operations and contractual and other restrictions to which we may be subject. Our board of directors has no obligation to declare dividends under Delaware law or our Certificate of Incorporation.

Use of proceeds

We estimate that the net proceeds from the sale of the convertible notes in this offering will be approximately $194.0 million (or $223.2 million if the over-allotment option is exercised in full), after deducting estimated underwriting discounts and our expenses related to this offering. We intend to use the net proceeds from this offering, together with net proceeds from the concurrent Common Stock Offering and, to the extent necessary, cash on hand, to repay $400 million of the term loans under our senior secured credit facilities on a pro rata basis. To the extent that net proceeds from this offering and the concurrent Common Stock Offering exceed $400 million, we intend to use such excess proceeds for general corporate purposes, including the potential repayment of additional indebtedness under our senior secured credit facilities. Neither this offering nor the concurrent Common Stock Offering is contingent on the completion of the other offering.

Affiliates of certain of the underwriters are lenders under the senior secured credit facilities and will receive a portion of the net proceeds from this offering, which are being applied to repay such indebtedness. See “Underwriting.”

Capitalization

The following table sets forth our cash and cash equivalents, our goodwill and intangible assets (net), our property, plant and equipment (net), our total assets, our working capital and our capitalization as of March 31, 2009 on:

•	an actual basis;

•

an as adjusted basis to give effect to the sale of the convertible notes offered hereby (assuming no exercise of the underwriters’ over-allotment option for this offering) and the application of the net proceeds therefrom to the repayment of indebtedness as described under “Use of proceeds”; and

•

an as further adjusted basis to give further effect to (i) the concurrent Common Stock Offering (assuming an offering price of $25.37 per share, the last reported sale price of our common stock on the NYSE on May 19, 2009 and assuming no exercise of the underwriters’ over-allotment option for the Common Stock Offering) and the application of the net proceeds therefrom to the repayment of indebtedness as described under “Use of proceeds,” (ii) the application of an additional $12 million of cash on hand to the repayment of indebtedness and (iii) the delivery of a conversion termination notice to holders of our outstanding 3.50% senior subordinated convertible debentures due 2024 and certain transactions related thereto as described in footnote (1) to the table below.

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both of which are incorporated by reference in this document, and with the sections entitled “Description of notes” and “Description of capital stock” in this prospectus supplement and the “Description of the securities” in the accompanying prospectus.

	As of March 31, 2009
(dollars in thousands)	Actual	As adjusted for this offering	As further adjusted for the Common Stock Offering and the 3.50% convertible debentures conversion right termination(1)

Cash and cash equivalents	$ 290,753	$ 290,753	$ 278,587
Goodwill and intangible assets, net	1,793,859	1,793,859	1,793,859
Property, plant and equipment, net	448,962	448,962	448,962
Total assets	3,730,923	3,730,923	3,722,657
Working capital	920,529	920,529	908,363

Debt:
Seven-year senior secured term loan	$1,104,827	$ 974,697	$ 836,517
Six-year senior secured term loan	542,264	478,394	410,574
Revolving credit facility	75,000	75,000	75,000
3.50% convertible senior subordinated debentures due 2024	100,000	100,000	—
New convertible notes offered hereby	—	200,000	200,000
Other	13,486	13,486	13,486

Total debt	$1,835,577	$1,841,577	$1,535,577

Stockholders’ equity
Common stock	$ 828	$ 828	$ 1,012
Additional paid-in capital	1,006,809	1,006,809	1,311,044
Retained earnings	296,563	296,563	283,878
Accumulated other comprehensive loss	(151,249)	(151,249)	(151,249)
Treasury stock	(146,687)	(146,687)	(146,687)

Total stockholders’ equity	$1,006,264	$1,006,264	$1,297,998

Total capitalization	$2,841,841	$2,847,841	$2,833,575

(1)	As discussed in “Recent Developments” above, after the closing of this offering, we currently intend to deliver a conversion termination notice to holders of our 3.50% convertible senior subordinated debentures. For purposes of the “as further adjusted” amounts set forth above, we have assumed that all holders of the outstanding 3.50% convertible senior subordinated debentures elect to convert their 3.50% convertible senior subordinated debentures prior to the conversion right termination date, and that the make-whole payment payable in connection with such conversion will be payable entirely in common stock. As a consequence, we have assumed that we will issue 9,935,400 shares of our common stock in connection with conversion after the delivery of the conversion termination notice and an additional 500,000 shares of our common stock in conjunction with the make-whole payment. There can be no assurance as to the aggregate principal amount of our 3.50% convertible senior subordinated debentures that would be converted, or that the make-whole payment, which is payable in cash or common stock or both, will be paid entirely in common stock, or as to the number of shares to be issued if the make-whole payment is paid in whole or in part in common stock. To the extent our 3.50% convertible senior subordinated debentures are not converted, they will remain outstanding but will no be longer be convertible into shares of our common stock. While we currently intend to issue the conversion termination notice following completion of this offering and the concurrent Common Stock Offering, we are not obligated to do so.

Description of notes

The Company will issue the notes under a subordinated indenture, and a supplemental indenture thereto relating to the notes, each to be executed as of the closing of this offering (collectively, the “indenture”) between itself and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to CommScope, Inc. and not to any of its subsidiaries.

General

The notes:

•	will be unsecured, senior subordinated obligations of the Company;

•	will initially be limited to an aggregate principal amount of $200,000,000 (or $230,000,000 if the underwriters’ over-allotment option is exercised in full);

•	will bear cash interest from , 2009 at an annual rate of % payable on and of each year, beginning on , 2009;

•

will be subject to purchase by us for cash at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, including any additional interest, to, but excluding, the fundamental change purchase date;

•	will mature on , 2015 unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry, Settlement and Clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into shares of our common stock initially at a conversion rate of shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of common stock). The conversion rate is subject to adjustment if certain events occur. You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt that may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Changes” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, from time to time, without notice to, or the consent of the holders of the notes, issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount; provided that, such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax and securities law purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to the holders of the notes.

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of and interest (including any additional interest) on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York City, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any) on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear cash interest at a rate of             % per year until maturity. Interest on the notes will accrue from                     , 2009 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on              and              of each year, beginning on                     , 2009.

Interest will be paid to the person in whose name a note is registered at the close of business on              or             , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date or the stated maturity date or any earlier required repurchase date would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

References to interest in this prospectus supplement include additional interest, if any, payable upon our election to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes are our unsecured obligations and are subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of all our existing and future senior indebtedness (including obligations under our Credit Agreement (as defined below)). The notes will be pari passu in right of payment to all of our other senior subordinated indebtedness (including, without limitation, the Company’s 3.50% Convertible Senior Subordinated Debentures due 2024) and senior in right of payment to all of our subordinated indebtedness.

At March 31, 2009, our senior indebtedness and other indebtedness to which the notes would be effectively subordinated, including indebtedness of our subsidiaries, was approximately $1.74 billion, all of which represented secured indebtedness. The notes are effectively subordinated to all existing and future indebtedness and other liabilities including trade payables of our subsidiaries.

The term “senior indebtedness” means, in respect of the Company, whether now or hereafter incurred:

(1) the principal, premium, if any, interest and all other amounts owed in respect of the Company’s (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments;

(2) all obligations of the Company (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in any such proceeding) payable under the Credit Agreement, whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company;

(3) all of the Company’s capital lease obligations;

(4) all obligations issued or assumed by the Company as the deferred purchase price of property, all of the Company’s conditional sale obligations and all of the Company’s obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(5) all of the Company’s obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(6) all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise;

(7) all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any of the Company’s properties or assets (whether or not such obligation is assumed by the Company); and

(8) all hedging obligations,

except for (x) any such indebtedness that is by its terms subordinated to or pari passu with the notes or is subordinated to any other indebtedness (including, without limitation, the Company’s 3.50% Convertible Senior Subordinated Debentures due 2024), (y) any indebtedness between or among the Company or affiliates of the Company, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of such trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle of the Company (a “financing entity”) in connection with the issuance by such financing entity of preferred securities or other securities that rank pari passu with, or junior to, the notes and (z) accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

Any senior indebtedness will continue to be senior indebtedness and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of the subordination provisions.

“Senior subordinated indebtedness” means, with respect to us, the notes and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligation of ours that is not senior indebtedness.

“Subordinated indebtedness” means, with respect to us, any indebtedness of ours that specifically provides that such indebtedness is subordinated to the notes.

“Credit Agreement” means that certain Credit Agreement, dated as of December 27, 2007, as amended, by and among the Company, Bank of America, as Administrative Agent, Swing Line Lender and L/C issuer, and the other lenders party thereto from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, increased, renewed, refunded, replaced or refinanced, in whole or in part, from time to time (including increasing the amount of available borrowings thereunder), whether or not with the same parties.

“Hedging obligations” means, with respect to us, our obligations under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk, and (iii) other agreements or arrangements designed to protect us against fluctuations in currency exchange rates or commodity prices.

Such senior indebtedness shall continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness, including, without limitation, any modifications to interest rates or fees or dates of payment of interest, fees or principal or to financial or other covenants or events of default, as well as any release of any collateral or person obligated on such senior indebtedness, or other waiver or forbearance.

By reason of such subordination, in the event of dissolution, insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings, or upon any winding up, liquidation or dissolution, in each case whether voluntary or involuntary, or any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities, upon any payment or distribution of our assets or securities,

•

holders of senior indebtedness will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all amounts due or to become due thereon before the holders of notes will be entitled to receive any payment of principal, premium, if any, or interest on the notes, or payment upon a redemption or repurchase at the option of the holder of the notes;

•

the holders of the notes are required to pay over their share of such payment or distribution to the holders of senior indebtedness or their representative for application to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay all holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness; and

•	holders of senior indebtedness may recover more, ratably, and holders of the notes may recover less, ratably, than our other creditors.

In addition, no payment of the principal amount, redemption price or repurchase price, or interest or other cash obligations with respect to any notes may be made by us, nor may we redeem, acquire or defease any notes, if:

•	any payment default on any senior indebtedness has occurred and is continuing; or

•

any default (other than a payment default) with respect to designated senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and either such default is the subject of judicial proceedings or the trustee receives a written notice that blocks payment under the notes (a “payment blockage notice”) from the holders of designated senior indebtedness or their representatives.

“Designated senior indebtedness” shall mean any indebtedness outstanding under the Credit Agreement and any other senior indebtedness the principal amount of which is $10 million or more and designated as such by the Company in an officer’s certificate to the Trustee.

Notwithstanding the foregoing, payments with respect to the notes may resume and we may acquire notes for cash when:

•	the default with respect to the senior indebtedness is cured or waived or ceases to exist; or

•

in the case of a default described in the second bullet above, 179 days after the payment blockage notice is received, provided that the terms of the indenture otherwise permit the payment or acquisition of the notes at that time.

If we receive a senior indebtedness default notice, then a similar notice received within nine months thereafter relating to the same default on the same issue of senior indebtedness shall not be effective to prevent the payment or acquisition of the notes as provided above. In addition, no payment or distribution may be made on the notes if any notes are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default until the earlier of:

•	120 days after the date of such acceleration (provided that this clause shall only apply so long as our 3.50% convertible senior subordinated debentures due 2024 are outstanding); or

•	the payment in full in cash of all senior indebtedness,

but only if such payment or distribution is then otherwise permitted under the terms of the indenture.

Upon any payment or distribution of our assets or securities to creditors upon any dissolution, winding up, liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all amounts due or to become due thereon before the holders of the notes shall be entitled to receive any payment or distribution with respect to any notes.

The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

No provision contained in the indenture or the notes affects our obligation, which is absolute and unconditional, to pay the notes when due. The subordination provisions of the indenture do not prevent the occurrence of any default or event of default under the indenture.

Prohibition of Incurrence of Senior Subordinated Debt

We shall not incur or suffer to exist indebtedness that is senior in right of payment to the notes and subordinate in right of payment to any of our senior indebtedness.

No Optional Redemption

No sinking fund is provided for the notes. The notes will not be redeemable prior to their applicable stated maturity date.

Conversion Rights

General

The notes will be convertible at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date at the option of the holder. The conversion

rate will initially be              shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $             per share of common stock). The trustee will initially act as the conversion agent.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based upon the last reported sale price of the common stock on the relevant conversion date. Our delivery to you of the whole number of shares of our common stock, together with any cash payment for any fractional shares, into which a note is convertible (as more fully described below under “—Payment Upon Conversion”), will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder in accordance with the terms of the indenture.

Upon conversion of a note, except in the limited circumstances described below, the holder of such note will not be entitled to any separate cash payment for accrued and unpaid interest or additional interest, if any. If notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m. New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day during which (i) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a “business day.”

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures described above is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under “—Fundamental Change Permits Holders to Require Us to Purchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment Upon Conversion

Upon conversion of the notes, we will deliver to a converting holder a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. We will deliver such shares of common stock on the third business day immediately following the relevant conversion date. We will deliver cash in lieu of any fractional share of common stock issuable upon conversion based upon the last reported sale price on the relevant conversion date.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the date the requirements set forth in the indenture have been satisfied as to such notes; provided, however, that a converting noteholder will become the record holder of any shares of our common stock due upon such conversion as of the relevant conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any such transactions described below without having to convert their notes as if they held the full number of shares underlying their notes.

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0	x	OS1
OS0

where:

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days after the announcement date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration to the conversion rate that would be in effect had the adjustment been made on the basis of delivery of only the number of shares of common stock actually delivered):

CR1 = CR0	x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0	x	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the l0 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of common stock is equal to or greater than the average of the last reported sales prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution, in lieu of the foregoing adjustment, each holder of a note shall receive, at the same time and upon the same terms as holders of our common stock, the amount and kind of securities and assets such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution of the securities or assets.

With respect to an adjustment pursuant to this clause (3), where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit and such dividend or distribution is listed for trading on a securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0	x	FMV0 + MP 0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock, applicable to one share of our common stock, over the first 10 consecutive trading-day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and the conversion date in determining the applicable conversion rate.

If any dividend or distribution (including a spin-off) described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

CR1 = CR0	x	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to holders of our common stock.

If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0	x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock (including, for the avoidance of doubt, shares of common stock issued in the Concurrent Offering) or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of share combination).

As used in this section, “ex-dividend date’ means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest, which determination shall be conclusive. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

Adjustments (or failures to make adjustments) to the conversion rate of the notes that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you that may constitute a taxable dividend for United States federal income tax purposes. Because such a constructive dividend would not give rise to any cash from which any applicable withholding tax obligations could be satisfied, we may, at our option, set off any such payment of withholding taxes against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock). See “Certain United States federal income and estate tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock , you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan with respect to such common stock, unless prior to any conversion, the rights have separated from our common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1%, of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any notes.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger or combination involving us; or

•	a sale, lease or other transfer to a third party of all or substantially all of our assets, or any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction the number of shares of our common stock otherwise deliverable upon conversion of the notes as set forth under “—Conversion Rights—Payment Upon Conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Certain Other Adjustments

Whenever any provision of the indenture requires us to calculate last reported prices over a span of multiple days, our board of directors will make appropriate adjustments to such prices, the conversion rate, or the amount due upon conversion to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change

If a “fundamental change” (as defined below and determined after giving effect to any exceptions or exclusions to such definition, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date.

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will deliver shares of common stock, including additional shares, as described under “—Conversion Rights—Payment Upon Conversion.” However, if, at the effective time of such transaction, the reference property as described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock” above is comprised entirely of cash, then, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the conversion rate (including any adjustment additional shares) multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the ten trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$
May , 2009
July 1, 2010
July 1, 2011
July 1, 2012
July 1, 2013
July 1, 2014
July 1, 2015

The exact stock prices and effective dates may not be set forth in the table above, in which case the following shall apply:

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $             per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed              per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 business days or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group`” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the total voting power of all outstanding shares of our common equity that are entitled to vote generally in the election of directors;

(2) consummation of any share exchange, consolidation or merger of us or any other transaction or series of transactions pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us;

(4) our common stock (or other common stock into which the notes are then convertible) ceases to be listed or quoted on a national securities exchange in the United States; or

(5) continuing directors cease to constitute at least a majority of our board of directors.

The term “continuing director” means a director who either was a member of our board of directors on March 31, 2009 or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our stockholders was duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Payment Upon Conversion”).

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in New York City, New York, or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent if the notes are in certificated form. If the notes are not in certificated form, you must comply with DTC’s procedures for tendering interests in global notes. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities on the fundamental change purchase date sufficient to pay the fundamental change purchase price of notes for which the holders have tendered and not withdrawn purchase notices, then:

•

such notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the notes other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

The purchase rights of the holders could discourage a potential acquirer from acquiring us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon repurchase of the notes.” In addition, our senior credit facilities do not permit us to repurchase the convertible notes, and our ability to repurchase the convertible notes may be further limited by law, by regulatory authority or by the agreements governing any future indebtedness. If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company will not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its property and assets to, any person or permit any person to merge with or into the Company unless:

(1) the person formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company on all of the debt securities outstanding under the indenture;

(2) immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(3) the Company or the successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “fundamental change” (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default under the indenture:

(1) the Company defaults in the payment of interest, including any additional interest, on any note when the same becomes due and payable and such default continues for a period of 30 days;

(2) the Company defaults in the payment of principal of any note when the same becomes due and payable at its stated maturity, upon acceleration, redemption, upon any required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of 10 business days;

(4) failure by the Company to give a fundamental change notice when due;

(5) failure by the Company to comply with its obligations under “—Consolidation, Merger and Sale of Assets:”

(6) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the indenture with respect to the notes (other than a covenant or agreement in respect of which non-compliance by the Company would otherwise be an event of default) and such default or breach continues for a period of 90 consecutive days after written notice to the Company by the trustee or to the Company and the trustee by the “holders” (as defined in the indenture) of 25% or more in aggregate principal amount of the notes then outstanding;

(7) an event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any principal subsidiary for money borrowed, whether such indebtedness now exists or shall hereafter be created, shall happen and shall result in such indebtedness in principal amount in excess of $20 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 60 days after there shall have been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the notes then outstanding, a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled or to cause such indebtedness to be discharged;

(8) a final judgment for the payment of $20 million or more (excluding any amounts covered by insurance) rendered against the Company or any principal subsidiary, which judgment is not discharged, bonded, waived, paid or stayed within 60 days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or

(9) certain events of bankruptcy, insolvency, or reorganization of the Company or any of our principal subsidiaries.

The term “principal subsidiary” means any of our subsidiaries that is a “significant subsidiary,” as defined in Rule 1-02(w) of Regulation S-X.

If an event of default, other than as described in the next sentence, occurs and is continuing, then, and in each and every such case, except for any notes the principal of which shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding under the indenture, by notice in writing to the Company (and to the trustee if given by holders), may declare the entire principal amount of all the notes, and the interest accrued and unpaid on such notes, including any additional interest, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an event of default described in clause (9) occurs and is continuing with respect to the Company, then the principal amount of all the notes then outstanding and interest accrued and unpaid on such notes, including any additional interest, if any, shall be and become immediately due and payable, without any notice or other action by any holder or the trustee, to the full extent permitted by applicable law.

The provisions described in the paragraph above, however, are subject to the condition that if, at any time after the principal of the notes shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as provided in the indenture, the Company will pay or will deposit with the trustee a sum sufficient to pay all matured installments of interest upon all the notes and the principal of any and all notes which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the notes to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing to the trustee and its agents and counsel, and if any and all events of default under the indenture, other than the non-payment of the principal of notes which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the indenture, then and in every such case the holders of a majority in aggregate principal amount of all the notes then outstanding, by written notice to the Company and to the trustee, may rescind and annul such declaration and its consequences, but no such rescission and annulment will extend to or shall affect any subsequent default or shall impair any right consequent on such default.

Upon any such acceleration, the subordination provisions of the indenture preclude any payment being made to holders of notes until the earlier of: (i) 120 days or more after the date of such acceleration; and (ii) the payment in full in case of all senior indebtedness, but only if such payment is then otherwise permitted under the terms of the indenture. See “—Ranking” above.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) any failure by us to comply with Section 314(a)(1) of the Trust Indenture Act, or (ii) our failure to comply with the covenant under “- Reports” below, will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes equal to 0.50% per annum of the principal amount of the notes. If we so elect, such additional interest will be payable on all notes outstanding on or before the date on which such event of default first occurs. On the 120th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 120th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay additional interest as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the 5th business day after the date on which such event of default otherwise would occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive any past defaults (except with respect to nonpayment of principal or interest, including any additional interest, with respect to the failure to deliver the consideration due upon conversion, or with respect to any covenant or provision that cannot be modified or amended without the consent of all holders).

Subject to certain restrictions, the holders of at least a majority in aggregate principal amount of the notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder of any notes may institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

(i) such holder has previously given to the trustee written notice of a continuing event of default with respect to the notes;

(ii) the holders of at least 25% in aggregate principal amount of outstanding notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture;

(iii) such holder or holders have offered to the trustee reasonable indemnity against any costs, liabilities or expenses (including fees and expenses of its counsel) to be incurred in compliance with such request;

(iv) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 5 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Amendment

The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding notes if it would:

•	extend the fixed maturity of any note ;

•	reduce the rate or extend the time for payment of interest and additional interest, if any, of any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	adversely change our obligation to redeem any notes on a redemption date;

•	adversely change our obligation to repurchase any note at the option of the holder;

•	adversely change our obligation to repurchase any note upon a designated event;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or reduce the number of common shares or any other property receivable upon conversion;

•	affect the ranking of the notes or change the definition of senior indebtedness;

•	reduce the quorum or voting requirements under the indenture; or

•	subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

We are permitted to modify the following provisions of the indenture without the consent of the holders of the notes:

•	to evidence a successor to us and the assumption by the successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•

subject to the provisions of the indenture, including the subordination provisions of the indenture, to convey, transfer, assign, mortgage or pledge to the Trustee as security for the convertible notes, any property, assets or securities;

•	to add guarantees with respect to the notes;

•	to issue additional notes in accordance with the provisions of the indenture;

•	to cure any ambiguity, defect or inconsistency in the indenture;

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect; and

•	to conform the provisions of the indenture to any provision of this “Description of Notes.”

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, the Company shall give to the holders affected by such amendment, supplement or waiver a notice briefly describing such amendment, supplement or waiver. The Company will mail supplemental indentures to holders upon request. Any failure of the Company to mail such notice, or any defect in such notice, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are filed with the Securities and Exchange Commission . All required information, documents and other reports required to be filed with the trustee shall be deemed filed with the trustee and transmitted to the holders at the time such information, documents or other reports are publicly filed with the Securities and Exchange Commission via the EDGAR and/or IDEA filing system (or successor system).

Trustee

U. S. Bank National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates. The trustee also acts as trustee with respect to our 3.50% Convertible Senior Subordinated Debentures due 2024.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and records maintained by DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the trustee or the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including any additional interest) and of amounts due upon conversion with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 60 days; or

•	an event of default with respect to the notes has occurred and is continuing.

Description of capital stock

Pursuant to the Amended and Restated Certificate of Incorporation, the authorized capital stock of the Company consists of (i) 300,000,000 shares of common stock, $.01 par value per share, of which 72,612,576 shares were issued and outstanding as of May 18, 2009 and (ii) 20,000,000 shares of preferred stock, $.01 par value per share, none of which were issued and outstanding as of such date. All outstanding shares of common stock are validly issued, fully paid and non-assessable.

Upon completion of the Common Stock Offering, 80,612,576 shares of common stock will be outstanding, based on the number of shares outstanding at May 18, 2009, based on the number of shares outstanding as of the date of this prospectus supplement and the issuance by us of 8,000,000 shares in this offering. (i) 1,200,000 shares of common stock issuable pursuant to the exercise of the underwriters’ over-allotment option, (ii) 3,259,084 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2009 under our stock compensation plans with a weighted average exercise price of $25.18 as of March 31, 2009, (iii) 1,867,194 shares of common stock issuable upon vesting of restricted stock units and performance share awards (as of March 31, 2009), (iv) 2,362,334 shares of common stock available for future stock award grants (including the 2,300,000 shares approved by shareholders on May 1, 2009), (v) 9,935,400 shares of common stock issuable upon conversion of our 3.50% convertible senior subordinated debentures due 2024, (vi) approximately 500,000 shares of common stock expected to be issued to satisfy the interest make-whole provision related our 3.50% convertible senior subordinated debentures due 2024 and (vii) shares of common stock that would be issuable upon conversion of the convertible notes offered hereby. See “Risk factors—Risks related to the offering—There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock and the value of the convertible notes.”

Common stock

Each holder of common stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of preferred stock to elect directors. Subject to the preferential rights of any outstanding series of preferred stock, and to any restrictions on payment of dividends imposed by our senior secured credit facilities, the holders of common stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive pro rata all assets of our Company upon the liquidation, dissolution or winding up of our Company. Holders of common stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of our Company. Certain provisions of the certificate of incorporation and by-laws of our Company have the effect of making more difficult an acquisition of control of our Company in a transaction not approved by our board of directors.

Preferred stock

Our authorized capital stock includes 20,000,000 shares of preferred stock, none of which are currently issued or outstanding. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects.

Certain charter and by-law provisions and provisions of Delaware law affecting our capital stock

Classified board of directors

Our board of directors is divided into three classes with each class elected in staggered elections and serving a three year term. Classification of directors makes it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, will generally be required to change the majority of the board of directors. If we are confronted by a stockholder attempting to pursue a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and time period would allow the board additional time to review the proposal. The board would also have the opportunity to review any available alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

Limitation of director liability

Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

Delaware anti-takeover law and various charter and by-laws provisions

Delaware law.    We must comply with the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following three conditions:

•	our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and employee stock plans, in some instances; and

•

the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Special meetings.    Our by-laws provide that special meetings of stockholders for any purpose or purposes can be called only upon the request of our chairman of the board, our president, our board of directors, or the holders of shares entitled to at least a majority of the votes at the meeting. In order to request a special meeting, stockholders must comply with the procedures set forth in our by-laws.

Amendment of our by-laws.    To adopt, repeal, alter or amend the provisions of our by-laws, our by-laws require the affirmative vote of either the holders of at least a majority of the voting power of all of the issued and outstanding shares of our capital stock entitled to vote on the matter or our board of directors.

Advance notice provisions for stockholder nominations and proposals.    Our by-laws establish advance notice procedures for stockholders to make nominations of candidates for election as directors,’ or to bring other business before an annual meeting of our stockholders.

These procedures provide that only persons who are nominated by or at the direction of our board of directors, or by a stockholder who has given timely and proper written notice in accordance with the procedures set forth in our by-laws to our secretary before the meeting at which directors are to be elected, will be eligible for election as one of our directors. Further, these procedures provide that at an annual meeting, the only business that may be conducted is the business that has been specified in the notice of the meeting given by, or at the direction of, our board or by a stockholder who has given timely written and proper notice to our secretary of such stockholder’s intention to bring that business before the meeting.

Under our by-laws, a stockholder’s notice nominating a person for election as a director must contain certain information, as specified in our by-laws, about the proposed nominee and the nominating stockholder. If our chairman of the board determines that a nomination was not made in the manner described in our by-laws, the nomination will be disregarded. Similarly, a stockholder’s notice proposing the conduct of business must contain certain information, as specified in our by-laws, about the business and about the proposing stockholder. If our chairman of the board determines that business was not properly brought before the meeting in the manner described in our by-laws, the business will not be conducted.

By requiring advance notice of nominations by stockholders, our by-laws afford our board an opportunity to consider the qualifications of the proposed nominee and, to the extent deemed necessary or desirable by our board, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, our by-laws provide an orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by our board, also provide our board with an opportunity to inform stockholders, before meetings, of any business proposed to be conducted at the meetings, together with any recommendations as to our board’s position regarding action to be taken with respect to the business, so that stockholders can better decide whether to attend a meeting or to grant a proxy regarding the disposition of any business.

The foregoing provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of these nominees or proposals might be harmful or beneficial to us and our stockholders.

Written consent provisions.    Our by-laws provide that any action required or permitted to be taken by the holders of capital stock at any meeting of our stockholders may be taken without a meeting only by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. A stockholder seeking to have the stockholders authorize or take action by written consent must comply with the procedures set forth in our by-laws.

Transfer agent

The transfer agent for our common stock is Computershare Investor Services, LLC.

Certain United States federal income

and estate tax considerations

The following summary describes certain material United States federal income tax consequences and, in the case of a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the convertible notes and the common stock into which the convertible notes may be converted. This summary applies only to holders of the convertible notes that purchase the convertible notes at the time of original issuance for an amount equal to their issue price.

This summary deals only with the convertible notes, and with common stock into which the convertible notes may be converted, held as capital assets (generally, investment property) and does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In particular this discussion does not consider:

•	United States state and local or non-United States tax consequences;

•	the tax consequences for the stockholders, partners or beneficiaries of a beneficial owner of the convertible notes;

•

special tax rules that may apply to particular beneficial owners of the convertible notes, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, certain traders in securities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, and persons subject to the alternative minimum tax;

•	the tax consequences for non-U.S. holders that own, directly or constructively, more than 5% of the common stock of the Company or the convertible notes; and

•

special tax rules that may apply to a beneficial owner of the convertible notes that holds the convertible notes or common stock into which the convertible notes may be converted, as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of the convertible notes, and common stock into which the convertible notes may be converted, as set forth in this summary. Before you purchase any convertible notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the convertible notes, and the common stock into which the convertible notes may be converted, that may be applicable to you.

U.S. holders

For the purposes of the following discussion, a “U.S. holder” is a beneficial owner of a convertible note or notes, or of common stock into which the convertible notes may be converted, that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•

a trust, (i) if a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (ii) if the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) is the beneficial owner of the convertible notes, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the convertible notes or a partner in such a partnership, you should consult your own tax advisor regarding the United States federal income tax consequences of purchasing, owning and disposing of the convertible notes and the common stock into which the convertible notes may be converted.

Payments of interest

Interest on your convertible notes will be taxed as ordinary interest income. In addition:

•

if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your convertible notes in your gross income at the time you receive the interest; and

•

if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your convertible notes in your gross income at the time the interest accrues.

Sale, repurchase, redemption or other taxable disposition of the convertible notes

Upon the sale, exchange, repurchase, redemption or other taxable disposition of your convertible notes (other than a conversion), you will generally recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under “—U.S. holders—Payments of interest”); and

•	your tax basis in the convertible notes.

Your tax basis in the convertible notes generally will equal the cost of the convertible notes to you. Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the sale or other disposition, you have held the convertible notes for more than one year. The deductibility of capital losses is subject to limitations. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 15% for any taxable year beginning prior to January 1, 2011.

Conversion of the convertible notes

If you convert your convertible notes, you generally will not recognize any income, gain or loss upon conversion except (i) with respect to cash received in lieu of a fractional share of common stock and (ii) that the fair market value of any common stock received with respect to accrued interest will be treated as a payment of interest (as described above). Your tax basis in the common stock received on conversion of a note (other than common stock received in respect of accrued interest) generally will be the same as your adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share interest). A U.S. holder’s tax basis in shares of common stock treated as attributable to accrued interest generally will equal the amount of such accrued interest included in income. The holding period for the common stock received on conversion will generally include the holding period of the convertible note converted, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in gain or loss (measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share).

If you submit your convertible notes for conversion between a record date and the opening of business on the next interest payment date and are required to pay funds equal to the interest payable on the principal amount being converted, you should consult your own tax advisor concerning the appropriate tax treatment of such payment made by you and the interest payment subsequently received by you.

Distributions on common stock

In general, distributions with respect to our common stock received upon the conversion of a convertible note will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current or accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of a U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at special rates (effective for tax years beginning before January 1, 2011) if the holder meets certain holding period and other applicable requirements.

Constructive distributions

The conversion price of the convertible notes may be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the convertible notes, however, will generally not be considered to result in a constructive distribution. Some of the possible adjustments provided in the convertible notes, including without limitation, adjustments in respect of cash distributions to our stockholders, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions. Any deemed distribution to you will be taxable to you in the same manner as an actual distribution received by you, as described under “—U.S. holders—Distributions on common stock” above. Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though you did not receive any cash or property as a result of such adjustments. In certain circumstances the failure of the convertible notes to provide for such an adjustment may result in a deemed distribution to holders of common stock. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

It is not clear whether a constructive dividend deemed paid to a non-corporate U.S. holder would be eligible for the preferential rates of United States federal income tax applicable in respect of dividends received. It is also unclear whether corporate U.S. holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we pay backup withholding on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment of withholding taxes against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock).

Sale or other taxable disposition of common stock

A U.S. holder will generally recognize gain or loss on the sale or other taxable disposition of common stock received upon the conversion of a convertible note equal to the difference between the amount realized and the holder’s adjusted tax basis in the common stock. Such gain or loss will generally be capital gain or loss. As discussed above under “—Sale, repurchase, redemption or other taxable disposition of the convertible notes,” capital gain of a non-corporate U.S. holder is currently eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Possible effect of the change in conversion consideration after a change in control

In some situations, we may provide for the conversion of the convertible notes into shares of an acquiror. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss and, if loss, the recognition of original issue discount as interest income on the convertible notes.

Backup withholding and information reporting

In general, “backup withholding,” at the applicable rate, for payments on the convertible notes or common stock and proceeds from the sale or other disposition of the convertible notes or common stock may apply if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that appropriate information is timely provided to the Internal Revenue Service (the “IRS”).

A U.S. holder will also be subject to information reporting with respect to payments on the convertible notes or common stock and proceeds from the sale or other disposition of the convertible notes or common stock, unless such U.S. holder is a corporation or other exempt recipient and appropriately establishes that exemption.

Non-U.S. holders

The following summary applies to you if you are a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of a convertible note or of common stock into which the convertible notes may be converted, and are neither a U.S. holder (as defined above) nor a partnership or any entity or arrangement classified as a partnership for United States federal income tax purposes.

Payments of interest

Interest paid by us or our paying agent (in its capacity as such) to you on your convertible notes will qualify for the “portfolio interest” exemption of the Code, and therefore, subject to the discussion of backup withholding below, will not be subject to United States federal income tax or withholding tax, provided that:

•

you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•

you provide a properly completed IRS Form W-8BEN, signed under penalties of perjury, which can reliably be related to you, certifying that you are not a U.S. person within the meaning of the Code and providing your name and address to:

(A)	us or our paying agent; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your convertible notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your IRS Form W-8BEN and provides us or our paying agent with a copy of it.

Treasury regulations provide alternative methods for satisfying the certification requirement described in this section.

If you cannot satisfy the requirements of the “portfolio interest” exemption described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you timely provide us or our paying agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your convertible notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If you are engaged in a trade or business in the United States and interest on your convertible notes is effectively connected with the conduct of your trade or business and, if an income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest is generally attributable, you generally will be subject to United States income tax on a net basis in the manner applicable to U.S. holders on the interest (although, as discussed above, interest is exempt from the United States federal withholding tax provided that you timely provide a properly executed IRS Form W-8ECI (or other applicable form)). If you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty.

Sale, redemption, repurchase or other taxable disposition of convertible notes

You generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, redemption, repurchase or other taxable disposition of your convertible notes (including gain attributable to the receipt of cash in lieu of a fractional share upon conversion of a convertible note into common stock, but not including any proceeds representing accrued but unpaid interest (which will be treated in the manner described above under “—Non-U.S. holders—Payments of interest”) unless:

•

you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your convertible notes, and specific other conditions are met (in which case, your gain will generally be subject to a flat 30% tax, which may be offset by United States source capital losses, even though you are not considered a resident of the United States);

•

the gain is effectively connected with your conduct of a U.S. trade or business, and, if an income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by you (in which case, your gain will generally be subject to United States income tax on a net basis in the manner applicable to U.S. holders and, if you are a foreign corporation, the “branch profits tax” described above may also apply); or

•

we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other disposition or the period that you held the common stock.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax generally will not apply to a non-U.S. holder whose holdings, direct and indirect, actual or constructive, at all times during the applicable period, constituted 5% or less of our common stock and 5% or less of our convertible notes, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Conversion of convertible notes

The conversion of your convertible notes into common stock will generally not be a taxable event, except that the fair market value of common stock received with respect to accrued interest will be treated as a payment of interest as described under “—Non-U.S. holders—Payments of interest.” To the extent that you receive cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of common stock.

Dividends on common stock

In the event that we make distributions on our common stock that are treated as dividends for United States federal income tax purposes, we will have to withhold a United States federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to you. You should consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular rates applicable to dividends in the manner applicable to U.S. persons. In that case, we will not have to withhold United States federal withholding tax if you comply with applicable certification and disclosure requirements. In addition, if you are a foreign corporation, you may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

If you claim the benefit of an applicable income tax treaty rate, you generally will be required to satisfy applicable certification and other requirements.

Constructive dividends

Under certain circumstances, a non-U.S. holder may be deemed to have received a constructive dividend (see “—U.S. holders—Constructive distributions” above). Any such constructive dividend received by you will be treated in the same manner as an actual dividend received by you, as discussed above under “—Non-U.S. holders—Dividends on common stock.” Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, we may, at our option, set off any payment of United States federal withholding tax against payments of cash and common stock payable on the notes (or, in some circumstances, against any payments on the common stock). If we deduct United States federal withholding tax from interest payments on your convertible notes under these circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of any tax withheld.

Sale or other taxable disposition of common stock

You generally will not be taxed on gain recognized upon the sale or other taxable disposition of common stock unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment in the United States (in which case, your gain will generally be subject to United States income tax on a net basis in the manner applicable to U.S. holders and, if you are a foreign corporation, the “branch profits tax” described above may also apply);

•

you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition and specific other conditions are met (in which case, your gain will generally be subject to a flat 30% tax, which may be offset by United States source capital losses, even though you are not considered a resident of the United States); or

•

we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other disposition or the period that you held the common stock.

The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, actual or constructive, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

United States federal estate tax

If you are an individual non-U.S. holder who also is not a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, convertible notes owned or treated as owned by you will generally not be subject to the United States federal estate tax, unless, at the time of your death:

•

you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder; or

•	your interest on the convertible notes is effectively connected with your conduct of a U.S. trade or business.

If you are such an individual non-U.S. holder at the time of your death, common stock owned or treated as owned by you will generally be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and, therefore, your estate may be subject to United States federal estate tax.

Backup withholding and information reporting

Under current Treasury regulations, backup withholding and information reporting may apply to payments made by us or our paying agent (in its capacity as such) to you in respect of the convertible notes or common stock into which the convertible notes may be converted, unless you provide an IRS Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder or otherwise establish an exemption. We or our paying agent may, however, report payments of interest on the convertible notes or dividends on the common stock into which the convertible notes may be converted. Copies of such reports may also be made available to the tax authorities in the jurisdiction in which a non-U.S. holder resides under the provisions of an applicable income tax treaty or other agreement.

The gross proceeds from the disposition of your convertible notes or of common stock into which the convertible notes may be converted may be subject to information reporting and backup withholding tax at the applicable rate. If you sell your convertible notes or common stock into which the convertible notes may be converted outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your convertible notes or common stock into which the convertible notes may be converted through a non-U.S. office of a broker that:

•	is a U.S. person (as defined in the Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for United States federal income tax purposes; or

•

is a foreign partnership, if at any time during its tax year either (i) one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (ii) the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your convertible notes or common stock into which the convertible notes may be converted to or through a U.S. office of a broker, the payment is subject to both United States backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Underwriting

We intend to offer the convertible notes described in this prospectus supplement through the underwriters named below. J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the principal amount of the convertible notes listed opposite their names below.

Name	Principal amount of convertible notes

J.P. Morgan Securities Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wachovia Capital Markets, LLC
Calyon Securities (USA) Inc.
Lazard Capital Markets LLC
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.

Total	$

The underwriters have agreed to purchase all of the convertible notes sold pursuant to the underwriting agreement if any of the convertible notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the convertible notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the convertible notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment option

The underwriters have an option to buy up to an additional $30,000,000 aggregate principal amount of the convertible notes from us to cover sales of the convertible notes by the underwriters which exceed the amount of the convertible notes specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any amount of the convertible notes is purchased with this over-allotment option, the underwriters will purchase the convertible notes in approximately the same proportion as shown in the table above. If any additional amount of the convertible notes is purchased, the underwriters will offer the additional amount of the convertible notes on the same terms as those on which the convertible notes are being offered.

Underwriting discounts and commissions

The underwriters have advised us that they propose to initially offer the convertible notes at the public offering prices on the cover page of the prospectus supplements, and to dealers at those prices less a concession not in excess of         % of the principal amount of the convertible notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of         % of the principal amount of the convertible notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed. The offering of the convertible notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, assuming both no exercise and full exercise of the underwriters’ option to purchase additional convertible notes.

	Without over- allotment exercise	With full over- allotment exercise

Per Convertible Note	$	$
Total	$	$

The expenses of the offering payable by us, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, are estimated to be approximately $            .

New issue of notes

The convertible notes are a new issue of securities for which there is no established public market. We do not intend to apply for a listing of the convertible notes on any national securities exchange or to arrange for quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the convertible notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to do so and they may discontinue their market-making activities at any time without notice. Accordingly, an active public trading market for the convertible notes may not develop and the market price and liquidity of the convertible notes may be adversely affected.

No sale of similar securities

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of our common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 60 days after the date of this prospectus supplement.

We and our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) publicly announce an intention of effecting any transaction specified in clauses (1) or (2).

Notwithstanding the above, the underwriters have agreed in the underwriting agreement that the foregoing restrictions shall not apply to us with respect to (1) our sale of common stock in the Common Stock Offering, (2) the issuance of the convertible notes sold in this offering, (3) the grant of options, awards of restricted stock and restricted stock units or the issuance of shares of our common stock and similar grants and awards to officers, employees or directors by us pursuant to any of our employee plans existing at the time of this offering, including, but not limited to, our employee stock option plan, dividend reinvestment and stock purchase plan, or 401(k) plan, (4) the issuance by us of shares of our common stock upon the exercise of options outstanding as of the time of this offering, (5) the filing, and effectiveness, under the Securities Act of a registration statement on Form S-8 registering the offer, issuance and sale of securities under our currently existing stock option or long-term incentive plans, (6) upon conversion of our existing 3.50% convertible senior debentures due 2024 (the “3.50% Debentures”), (7) the issuance of shares of our common stock in satisfaction of any make-whole obligations in respect of the 3.50% Debentures and (8) registration under the Securities Act of the resale of the 3.50% Debentures and underlying common stock by the holders thereof. In addition, notwithstanding the lock-up agreements applicable to our directors and executive officers, the underwriters have agreed that such directors and officers may transfer (a) shares of our common stock as a bona fide gift or gifts, (b) shares of our common stock to any immediate family member of the individual signing the lock-up agreement or trust for the direct or indirect benefit of the individual and/or any immediate family member of the individual, (c) shares of our common stock to us in an amount limited to the amount necessary to pay any tax liabilities associated with the exercise of an expiring stock option, (d) shares of our common stock upon the death of the individual signing the lock-up agreement, and (e) shares of our common stock sold pursuant to a Rule 10b5-1 trading plan effective on the date hereof, provided that in the case of any transfer pursuant to clause (a), (b) or (d) above, no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the 60-day period referred to above).

Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions imposed shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price stabilization and short positions

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the convertible notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the convertible notes. If the underwriters create a short position in the convertible notes in connection with the offering, i.e., if they sell a principal amount of convertible notes greater than the amount set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing convertible notes in the open market. Purchase of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased convertible notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the convertible notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

Electronic offer, sale and distribution of securities

A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters. The underwriters may agree to allocate a number of convertible notes for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Foreign jurisdictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within

Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of J.P. Morgan Securities Inc., for any such offer; or

•	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The prospectus supplement and the accompanying prospectus (including any amendment, supplement or replacement thereto) have not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus supplement and the accompanying Prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Our securities may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland, and neither this prospectus supplement and the accompanying Prospectus nor any other solicitation for investments in our securities may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of articles 652a or 1156 of the Swiss Federal Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement and the accompanying Prospectus may not be copied, reproduced, distributed or passed on to others without the underwriters’ and agents’ prior written consent. This prospectus supplement and the accompanying prospectus are not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our securities on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement and the accompanying Prospectus may not comply with the information required under the relevant listing rules. The securities have not been and will not be approved by any Swiss regulatory authority. The securities have not been and will not be registered with or supervised by the Swiss Federal Banking Commission, and have not been and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our securities.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is a co-documentation agent and lender under our senior secured credit facilities; Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent, swingline lender and letter of credit issuer and a lender under our senior secured credit facilities; Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is a lender under our senior secured credit facilities; and certain affiliates of other underwriters are lenders under our senior secured credit facilities. The net proceeds from this offering, together with net proceeds from the concurrent Common Stock Offering, will be used to repay a portion of the amounts outstanding under our senior secured credit facilities. In addition, certain of the underwriters are acting as underwriters for the concurrent Common Stock Offering and will receive customary fees in connection therewith. Because more than 10% of the net proceeds from this offering will be paid to affiliates of the underwriters, as lenders under our senior secured credit facilities, this offering is being made in compliance with Rule 5110(h) of the Financial Industry Regulatory Authority (“FINRA”) rules. Under certain circumstances, that rule requires that the yield at which the convertible notes are to be distributed to the public can be no lower than that recommended by a “qualified independent underwriter,” as defined by FINRA. Lazard Capital Markets, LLC (“LCM”) has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement. We have agreed to indemnify LCM against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act of 1933, as amended. See “Use of proceeds.”

Lazard Frères & Co. LLC (“LF&Co.”) referred this transaction to LCM and will receive a referral fee from LCM in connection therewith. LCM received a portion of the financial advisory fees paid to LF&Co. by us in connection with the placement of our 3.50% convertible senior subordinated debentures for services provided to LF&Co. in connection therewith.

Legal matters

The validity of any securities offered under this prospectus supplement will be passed upon by Gibson, Dunn & Crutcher LLP, New York, New York. Latham & Watkins LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with the issuance of the convertible notes.

Experts

The consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2008 (including the related financial statement schedule appearing therein), and the effectiveness of our internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet as of December 31, 2007, the consolidated statements of operations, stockholders’ equity and cash flows for the two years ended December 31, 2007 and 2006, and the related financial statement schedule for the years then ended incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs (1) relating to the effects of the adoption of Statement of Financial Accounting Standards No. 123(R) and FASB Interpretation No. 48 and (2) regarding a change in the composition of our reportable segments). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospectus	April 28, 2009

CommScope, Inc.

Common Stock

Preferred Stock

Senior or Subordinated Debt Securities

Convertible Debt Securities

Warrants

3.50% Convertible Senior Subordinated Debentures due 2024

We may, from time to time, offer to sell common stock, preferred stock, senior or subordinated debt securities, convertible debt securities, warrants and our 3.50% Convertible Senior Subordinated Debentures due 2024. We refer to our common stock, preferred stock, senior or subordinated debt securities, convertible debt securities, warrants and our 3.50% Convertible Senior Subordinated Debentures due 2024, collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for our other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part or in a supplement to this prospectus or may be set forth in one or more documents incorporated by reference in this prospectus.

We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock trades on the New York Stock Exchange under the symbol “CTV.”

Investing in our securities involves risks. See “Risk Factors” on page 3. You should also consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

i

The Company

CommScope, Inc. is a world leader in infrastructure solutions for communication networks. Backed by strong research and development, we combine technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Our business is organized into four segments: Antenna, Cable and Cabinet Group (“ACCG”); Enterprise; Broadband; and Wireless Network Solutions (“WNS”).

Our ACCG segment includes product offerings of primarily passive transmission devices for the wireless infrastructure market including base station antennas, coaxial cable and connectors and microwave antennas as well as secure environmental enclosures for electronic devices and equipment used by wireline and wireless providers. The ACCG segment is largely composed of product lines that were part of Andrew Corporation (“Andrew”), which we acquired on December 27, 2007. We are a global leader in radio frequency (“RF”) subsystem solutions for wireless networks. We are also a North American leader in developing and providing environmentally secure cabinets to integrate complex equipment for digital subscriber line and fiber-to-the-node deployments by telecommunication service providers.

Our Enterprise segment consists mainly of structured cabling systems for business enterprise applications and connectivity solutions for wired and wireless networks within organizations. The Enterprise segment also includes coaxial cable for various video and data applications that are not related to cable television. We are a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications.

Our Broadband segment consists mainly of coaxial cable, fiber optic cable and conduit for cable television system operators. These products support multi-channel video, voice and high-speed data services for residential and commercial customers using hybrid fiber coaxial architecture. We are the premier manufacturer of coaxial cable for broadband cable television networks globally.

Our WNS segment consists of base station subsystems and core network products such as power amplifiers, filters, location-based systems, network optimization analysis systems and products and solutions that extend and enhance the coverage of wireless networks, such as RF repeaters and distributed antenna systems. Base station subsystems and RF products cover all of the major wireless standards and frequency bands and are sold individually or as part of integrated systems.

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (“SEC”) using the “shelf” registration process. By using a shelf registration statement, we and/or certain selling security holders may offer and sell, from time to time, in one or more offerings, the securities described in this prospectus. No limit exists on the aggregate amount of the securities we may sell pursuant to the registration statement.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

We urge you to read carefully both this prospectus and any prospectus supplement accompanying this prospectus, together with the information described under the headings “Where you can find more information” and “Incorporation by reference,” before deciding whether to invest in any of the securities being offered.

References in this prospectus to “CommScope,” “we,” “us,” and “our” are to CommScope, Inc. and its subsidiaries. The term “you” refers to a prospective investor. Our principal executive offices are located at 1100 CommScope Place SE, Hickory, North Carolina 28602. Our phone number is (828) 324-2200.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy and information statements, and the information regarding issuers, including us, that file electronically with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov and on our website at www.commscope.com. Except as set forth below under “Incorporation by reference,” information on our website is not incorporated into this prospectus by reference and should not be considered a part of this prospectus. Our common stock is listed on the New York Stock Exchange (NYSE: CTV), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Incorporation by reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, which contain important information about us:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including the portions of our proxy statement for our 2009 annual meeting of stockholders incorporated by reference therein) filed on February 26, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed on April 28, 2009;

•	Our Current Reports on Form 8-K filed on January 21, 2009, February 13, 2009, February 18, 2009, March 3, 2009, March 13, 2009, March 20, 2009, March 25, 2009 and April 15, 2009; and

•	The description of our common stock set forth in our Registration Statement on Form 8-A, dated April 24, 1997, as amended.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with SEC rules) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and supersede, as appropriate, the information previously filed with the SEC.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. For purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement contained in the previous document.

You may request a copy of these filings at no cost by writing or calling us at the following address or telephone number: CommScope, Inc., Attention: Investor Relations, 1100 CommScope Place SE, Hickory, NC 28602; telephone (828) 324-2200. The filings are also available on our website at www.commscope.com. Please note, however, that the information on, or accessible through, our website, other than the documents listed above, is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

Risk factors

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Use of proceeds

We will set forth in the applicable prospectus supplement our intended use for the net proceeds received by us from our sale of securities under this prospectus. We will not receive the net proceeds of any sales by selling security holders.

Description of the securities

We and/or certain selling security holders may offer from time to time, in one or more offerings, the following securities:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities, which may be senior or subordinated;

•	convertible senior subordinated debt securities;

•	warrants exercisable for common stock, preferred stock or debt securities; or

•	our 3.50% Convertible Senior Subordinated Debentures due 2024.

We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, senior or subordinated debt securities, convertible senior subordinated debt securities, warrants or 3.50% Convertible Senior Subordinated Debentures due 2024 that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us, to the extent applicable, will be contained in the prospectus supplement and other offering material relating to such offering.

Ratio of earnings to fixed charges and deficiency in the coverage of earnings to fixed charges

The following table sets forth the ratio of earnings to fixed charges and deficiency in the coverage of earnings to fixed charges for each of the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and the three months ended March 31, 2009 and 2008. We had no preferred stock outstanding for any of the periods presented.

	Year ended December 31,					Three months ended March 31,
(in thousands, except ratios)	2008(2)	2007	2006	2005	2004	2009	2008

Ratio of earnings to fixed charges(l)	—	22.50	15.51	6.85	—	—	—
Deficiency in the coverage of earnings to fixed charges(1)	$(236,445)	—	—	—	$(6,272)	$(30,147)	$(13,376)

(l)	In computing the ratio of earnings to fixed charges or deficiency in the coverage of earnings to fixed charges, earnings consist of income (loss) before income taxes, equity in losses of OFS BrightWave, LLC, net gain on OFS BrightWave, LLC transaction and gain on OFS BrightWave, LLC receivable, plus fixed charges and amortization of capitalized interest. Fixed charges consist of interest expense, amortization of capitalized expense related to indebtedness and an estimate of the interest component of rent expense under operating leases. Where earnings are inadequate to cover fixed charges, the deficiency is reported.

(2)	Excluding the non-cash goodwill and other intangible asset impairment charges of $397,093 (pre-tax) during the year ended December 31, 2008, the ratio of earnings to fixed charges for 2008 would be 1.99.

Selling security holders

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

Legal matters

The validity of any securities offered under this prospectus will be passed upon by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Any underwriters will be represented by their own legal counsel, which will be named in the applicable prospectus supplement.

Experts

The consolidated financial statements and financial schedule of CommScope, Inc. appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet as of December 31, 2007, the consolidated statements of operations, stockholders’ equity and cash flows for the two years ended December 31, 2007 and 2006, and the related financial statement schedule for the years then ended incorporated in this prospectus by reference from CommScope’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs (1) relating to the effects of the adoption of Statement of Financial Accounting Standards No. 123(R) and FASB Interpretation No. 48 and (2) regarding a change in the composition of the Company’s reportable segments). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Forward-looking statements

Certain statements in this prospectus and in the documents that we incorporate by reference that are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws and include but are not limited to those statements relating to our business position, plans, transition, outlook, revenues, earnings, margins, accretion, synergies and other financial items, restructuring plans, sales and earnings expectations, expected demand, cost and availability of key raw materials, internal production capacity and expansion, competitive pricing, relative market position and outlook. While we believe such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. These forward-looking statements are identified, in some cases, by the use of certain terms and phrases including but not limited to “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions.

These statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and the potential effect on customer pricing; the challenges of achieving anticipated cost-reduction synergies expected from the acquisition of Andrew; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; significant international operations and the impact of variability in foreign exchange rates; ability to integrate the CommScope and Andrew businesses; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew and maintaining compliance with debt covenants; capital structure changes; tax rate variability; realignment of global manufacturing capacity; delays or challenges related to removing, transporting or reinstalling equipment; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending litigations and proceedings; and regulatory changes affecting us or the industries we serve. These and other factors are discussed in greater detail in our periodic filings with the SEC. The information contained in this prospectus and in the documents incorporated by reference represents our best judgment at the date of this prospectus based on information currently available. However, we do not intend, and are not undertaking any duty or obligation, to update this information to reflect developments or information obtained after the date of this prospectus.